Westway Group, Inc. Reports 18% Increase in First Quarter Net Income

NEW ORLEANS, May 15, 2012 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported an 18% increase in consolidated net income for the first quarter of $2.5 million, compared to $2.1 million for the first quarter of 2011. Westway Group Inc. also recognized consolidated Adjusted EBITDA for the first quarter of 2012 of $12.1 million compared to $12.0 million for the first quarter of 2011.

First Quarter 2012 Highlights:

  Consolidated net revenue increased $17.2 million, or 18% to $111.2 million, as compared to $94.1 million in the first quarter of 2012, attributable to higher liquid feed supplement volumes and increased prices.
  Tonnage sold in our liquid feed supplements business totaled 491,000 tons during the first quarter of 2012, an increase of 13% compared to the same period in 2011. Dollar gross profit for our feed business also increased $1.8 million, or 15%, in the first quarter of 2012, compared to the first quarter of 2011.
  Total global bulk liquid storage capacity increased to approximately 365 million gallons by the end of the first quarter of 2012, compared to 352 million gallons at the end of the first quarter of 2011. Global storage tank utilization was 92% at the end of the first quarter of 2012.
  In our bulk liquid storage business, the following construction projects were either completed or under way during the first quarter of 2012:
    Four new tanks, totaling 1.9 million gallons, were finished at our Amsterdam, Netherlands terminal, which completed the remaining part of a nine-tank project begun in 2011.
    Construction on a new 1.5 million gallon tank at our Jacksonville, FL terminal was completed and began generating revenue on May 1, 2012.
    A new land lease was signed with the port authority at our Port Allen, LA terminal for an additional six acres of land adjacent to our current facility to provide for future expansion.
    Capacity expansion continued at our Houston 1, TX terminal to add 6.0 million gallons of storage capacity and three new dock lines, as well as associated inbound and outbound marine and land traffic infrastructure. Also, construction continued at our Houston 2, TX terminal to add 2.5 million gallons of storage capacity. Both of these projects are on budget and scheduled for completion in the latter half of 2012.
    Construction began on a new 3.0 million gallon tank at our Port Allen, LA terminal. The tank is scheduled for completion in the latter half of 2012.
  Interest expense on our bank credit facility decreased by $451,000 or 34% for the first quarter of 2012, compared to the first quarter of 2011, attributable to the July 2011 amendment, which reduced interest rates charged and commitment fees payable. The maturity date of the overall facility was also extended by this amendment, which reduced the quarterly amortization of finance costs.
  Westway Terminal Cincinnati, LLC, a wholly owned subsidiary of the Company, received the 2011 Safety and Operational Excellence Award from BP for safe transferring and handling of BP products.

First Quarter 2012 Results Compared to First Quarter 2011 Results

The following is a discussion of results for the first quarter of 2012, compared to results for the first quarter of 2011.

Three Month Comparison of Consolidated Performance (in thousands) (Unaudited)
	3 Months Ended March 31, 2012	3 Months Ended March 31, 2011
	Consolidated	Consolidated

Total Net Revenue	$111,248	$94,091
Adjusted EBITDA (1)	12,075	12,029
Net Income	2,479	2,108

  Consolidated net income increased to $2.5 million for the first quarter of 2012 as compared to $2.1 million for the first quarter of 2011.

  Consolidated Adjusted EBITDA was $12.1 million during the first quarter of 2012 compared to $12.0 million during the same period of 2011.

  Consolidated net revenue increased $17.2 million or 18% to $111.2 million in the first quarter of 2012 as compared to $94.1 million in the first quarter of 2011.

  In the bulk liquid storage business, net revenue totaled $22.8 million for the first quarter in both 2012 and 2011. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 365 million gallons at the end of the first quarter 2012 as a result of recent expansion in our Houston 2 and Amsterdam facilities.

  In the liquid feed supplements business, net revenue for the first quarter of 2012 totaled $88.5 million, an increase of $17.2 million or 24%, over the first quarter of 2011. Volume for the first quarter of 2012 increased 13% to 491,000 tons, compared to 433,000 tons for the same period in 2011.

Reconciliations of Net Income to Adjusted EBITDA: (in thousands) (unaudited)

Net income differs from Adjusted EBITDA primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA (see the reconciliation below). Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance used by management in the evaluation of the performance of the Company. EBITDA-based measures are frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

	3 Months Ended March 31, 2012	3 Months Ended March 31, 2011
	Consolidated	Consolidated
	(unaudited)	(unaudited)

Net Income	$ 2,479	$ 2,108
Interest, net	877	1,328
Income tax provision	1,790	1,356
Depreciation and amortization	6,717	6,244
Stock compensation expense	214	327
Loss (gain) on disposal of property, plant & equipment	(3)	666
Adjusted EBITDA (1)	$ 12,075	$ 12,029

Note 1- Adjusted EBITDA, as used herein, is defined as net income plus interest expense net of interest income, income tax provision, depreciation and amortization, stock compensation expense, and net loss on disposal of plant, property, and equipment. Adjusted EBITDA is not a U.S. generally accepted accounting principle ("GAAP") measure of performance or liquidity. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA numbers, as well as other information in this press release, should be read in conjunction with our 10-Q filed today.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  We have based our forward-looking statements on our current expectations and projections about future events.  Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form 10-Q filed today, and other SEC filings.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending March 31, 2012 and March 31, 2011, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Summarized Financial Data (in thousands)
Balance Sheet - Selected Items	As of
	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Total current assets	$ 75,764	$ 87,094
Property, plant and equipment, net	327,922	323,458
Total assets	505,316	512,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$ 37,602	$ 50,097
Borrowings under credit facilities	93,534	93,534
Deferred income taxes	73,197	71,565
Total liabilities	205,054	215,898
Total stockholders' equity	300,262	296,133
Total liabilities and stockholders' equity	505,316	512,031

Income Statement - Selected Items
	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
	(unaudited)	(unaudited)

Total net revenue	$ 111,248	$ 94,091
Total costs of sales - liquid feed supplements	74,350	58,946
Other operating costs and expenses	15,491	15,104
Depreciation and amortization	6,717	6,244
Selling, general and administrative expenses	9,475	8,130
Operating income	5,215	5,667

Net Income	2,479	2,108
Net income applicable to participating stockholders	1,320	-
Net income applicable to common stockholders	42	961

Earnings per share of common stock:
Basic	$ 0.00	$ 0.02
Diluted	$ 0.00	$ 0.02

Dividends declared per share	$ 0.04	$ -